Exhibit 99.1
CONTACTS:
Jeff Jackson
Chief Financial Officer
941-486-0100 Ex. 22784
jjackson@pgtindustries.com
Nina Devlin / Erin Becker
Brunswick Group
212-333-3810
pgt@brunswickgroup.com
FOR IMMEDIATE RELEASE
PGT, INC. ELECTS M. JOSEPH MCHUGH TO BOARD OF DIRECTORS
VENICE, FL, Sept. 12, 2006 — PGT, Inc. (NASDAQ: PGTI), the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors, today announced the election of M. Joseph McHugh to the Company’s Board of Directors. His election increases the number of directors from eight to nine.
Mr. McHugh served as President and Chief Operating Office of Triangle Pacific Corp., a leading manufacturer of hardwood flooring and kitchen cabinets, until his retirement in 1998. Previously, Mr. McHugh held a variety of positions at Triangle Pacific in operations and finance, including Vice President — Finance and Treasurer, Executive Vice President — Finance and Administration, and Senior Executive Vice President. Prior to joining Triangle Pacific, Mr. McHugh served as Vice President — Corporate Finance at Eppler, Guerin & Turner, Inc., a large, regional investment banking and brokerage firm based in Dallas, TX, where he advised on initial public offerings, mergers and acquisitions, private placements and venture capital investments.
Mr. McHugh currently serves on the Boards of Directors of Lone Star Technologies, Inc. (NYSE: LSS) and Union Drilling, Inc. (Nasdaq: UDRL).
Rod Hershberger, President and CEO of PGT, commented: “Joe will be an extremely valuable addition to the PGT Board of Directors. He has substantial knowledge of the building materials industry from over 20 years at Triangle Pacific, as well as extensive capital markets expertise. In addition, he has served on multiple boards over the course of his career, bringing PGT significant additional board level experience and perspective.”
Mr. McHugh will join the Board as an independent, Class I director. He will hold office until the 2007 PGT annual meeting or until his successor has been elected and qualified. Mr. McHugh will serve as a member and Chairman of the Audit Committee of the Board, which will now be composed of a majority of independent directors.
ABOUT PGT
PGT® (NASDAQ: PGTI) pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is also one of the largest window and door manufacturers in the United States. In its 25th year, the company employs approximately 2,400 at its 485,000-square-foot manufacturing, glass tempering and laminating plants, and delivery fleet facilities in Venice, FL, and its 225,000-square-foot production facility in Lexington, NC. Sold through a network of over 1,300 independent distributors, the company’s total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; Multi-Story Series 800 Windows and Doors; and Eze-Breeze® Sliding Panels. PGT, Inc. completed its initial public offering on NASDAQ on June 27, 2006.
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